Exhibit 99.1

SITE Centers Corp. 3300 Enterprise Parkway Beachwood, OH 44122 216-755-5500	For additional information: Matthew Ostrower, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

SITE Centers Announces Preliminary Financial Results for the Third Quarter of 2019

BEACHWOOD, Ohio, October 21, 2019/Business Wire/ — SITE Centers Corp. (NYSE: SITC) (“SITE Centers” or the “Company”) today announced current preliminary, estimated results of operations for the third quarter ended September 30, 2019. The Company expects net income attributable to common shareholders for the third quarter of 2019 of approximately $0.08 per diluted share, and operating funds from operations (“Operating FFO” or “OFFO”) for the third quarter of 2019 of approximately $0.30 per diluted share. A reconciliation of OFFO to net income attributable to common shareholders is provided below. Key operating results and significant recent activity include:

Key Operating Results

•

Estimates 1.6% same store net operating income growth on a pro rata basis for the quarter (exceeding management’s previous forecast) and 3.0% same store net operating income growth on a pro rata basis for the first nine months of 2019.

•

Generated new leasing spreads of 13.9% and renewal leasing spreads of 4.6%, both on a pro rata basis, for the quarter and new leasing spreads of 13.8% and renewal leasing spreads of 5.5%, both on a pro rata basis, for the trailing twelve-month period.

•	Leased rate of 94.2% at September 30, 2019 on a pro rata basis, compared to 92.7% at September 30, 2018.

•	Annualized base rent per occupied square foot on a pro rata basis was $18.04 at September 30, 2019, compared to $17.47 at September 30, 2018.

Significant Third Quarter and Recent Activity

•

Sold two shopping centers for an aggregate sales price of $39.2 million, totaling $37.9 million at SITE Centers’ share, including $1.3 million from the repayment of the Company’s preferred equity investment in its two joint ventures with Blackstone.

•	Announced the expected sale of its 15% stake in the DDRTC Joint Venture to its partner, TIAA-CREF, based on a gross fund value of $1.14 billion. The transaction is expected to close in early 2020.

•	In October 2019, the Company acquired one shopping center in Austin, Texas for $12.6 million.

These current preliminary, estimated results of operations are based on management’s initial review of operations for the fiscal quarter ended September 30, 2019, and remain subject to completion of the Company’s customary closing and review procedures and final adjustments and other developments that may arise between now and the time the financial results for the fiscal quarter ended September 30, 2019 are finalized. It is possible that the final reported results for the fiscal quarter ended September 30, 2019 may differ materially from the estimates provided in this release.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus may be obtained by calling the Company at 216-755-5500.

About SITE Centers Corp.

SITE Centers is an owner and manager of open-air shopping centers that provide a highly-compelling shopping experience and merchandise mix for retail partners and consumers. The Company is a self-administered and self-managed REIT operating as a fully integrated real estate company, and is publicly traded on the New York Stock Exchange under the ticker symbol SITC.

Anticipated Earnings Release Date

The Company expects to report financial and operating results for the quarter ended September 30, 2019 prior to market open on October 30, 2019. The Company also plans to host its quarterly earnings conference call and audio webcast on October 30, 2019 at 9:00 a.m. Eastern Time. All interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317- 6061 (international) using pass code 4590014. The call will also be webcast and available in a listen-only mode on SITE Centers’ website at ir.sitecenters.com. If you are unable to participate during the live call, a replay will be available on SITE Centers’ website for future review. You may also access the telephone replay by dialing (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (international) using pass code 10135320 through November 13, 2019.

Non-GAAP Measures

Funds from Operations (“FFO”) is a supplemental non-GAAP financial measure used as a standard in the real estate industry and is a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that both FFO and Operating FFO provide additional indicators of the financial performance of a REIT. The Company also believes that FFO and Operating FFO more appropriately measure the core operations of the Company and provide benchmarks to its peer group.

In December 2018, the National Association of Real Estate Investment Trusts (“NAREIT”) issued NAREIT Funds From Operations White Paper — 2018 Restatement (“2018 FFO White Paper”). The purpose of the 2018 FFO White Paper was not to change the fundamental definition of FFO but to clarify existing guidance and to consolidate into a single document alerts and policy bulletins issued by NAREIT since the last FFO white paper was issued in 2002. The 2018 FFO White Paper was effective starting with first quarter 2019 reporting. The changes to the Company’s calculation of FFO resulting from the adoption of the 2018 FFO White Paper relate to the exclusion of gains or losses on the sale of land as well as related impairments, gains or losses from changes in control and the reserve adjustment of preferred equity interests. The Company adopted changes in its calculation in 2019 on a retrospective basis.

FFO is generally defined and calculated by the Company as net income (loss) (computed in accordance with GAAP), adjusted to exclude (i) preferred share dividends, (ii) gains and losses from disposition of real estate property and related investments, which are presented net of taxes, (iii) impairment charges on real estate property and related investments, including reserve adjustments of preferred equity interests, (iv) gains and losses from changes in control and (v) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income (loss) from joint ventures and equity income (loss) from noncontrolling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company’s calculation of FFO is consistent with the definition of FFO provided by NAREIT. The Company calculates Operating FFO as FFO excluding certain non-operating charges, income and gains. Operating FFO is useful to investors as the Company removes non-comparable charges, income and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. Other real estate companies may calculate FFO and Operating FFO in a different manner.

The Company also uses net operating income (“NOI”), a non-GAAP financial measure, as a supplemental performance measure. NOI is calculated as property revenues less property-related expenses. The Company believes NOI provides useful information to investors regarding the Company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and, when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis.

The Company presents NOI information herein on a same store basis or “SSNOI.” The Company defines SSNOI as property revenues less property-related expenses, which exclude straight-line rental income (including reimbursements) and expenses, lease termination income in excess of lost rent, management fee expense, fair market value of leases and expense recovery adjustments. SSNOI also excludes activity associated with development and major redevelopment and includes assets owned in comparable periods (15 months for quarter comparisons). SSNOI excludes all non-property and corporate level revenue and expenses. Other real estate companies may calculate NOI and SSNOI in a different manner. The Company believes SSNOI provides investors with additional information regarding the operating performances of comparable assets because it excludes certain non-cash and non-comparable items as noted above.

FFO, Operating FFO, NOI and SSNOI do not represent cash generated from operating activities in accordance with GAAP, are not necessarily indicative of cash available to fund cash needs and should not be considered as alternatives to net income computed in accordance with GAAP, as indicators of the Company’s operating performance or as alternatives to cash flow as a measure of liquidity. Reconciliations of these estimated non-GAAP measures to their most directly comparable GAAP measures are included in this release.

Safe Harbor

SITE Centers Corp. considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as supply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant and the impact of any such event on rental income from other tenants and our properties; redevelopment and construction activities may not achieve a desired return on investment; our ability to buy or sell assets on commercially reasonable terms; our ability to complete acquisitions or dispositions of assets under contract; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements and our ability to satisfy conditions to the completion of these arrangements; the termination of any joint venture arrangements or arrangements to manage real property; property damage, expenses related thereto and other business and economic consequences (including the potential loss of rental revenues) resulting from extreme weather conditions in locations where we own properties, and the ability to estimate accurately the amounts thereof; sufficiency and timing of any insurance recovery payments related to damages from extreme weather conditions; any change in strategy; our ability to maintain REIT status; and with respect to our estimated results for the quarter ended September 30, 2019, the fact that such results are preliminary, the fact that such results have been prepared by management and have not been reviewed by the Company’s auditors and that changes in these results may result from the completion of our quarter end closing procedures and the review of our results by our auditors. For additional factors that could cause the results of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Reconciliations

Reconciliation of Net Income Attributable to Common Shareholders to the FFO and Operating FFO estimates for the three months ended September 30, 2019:

3Q2019E Approximate Per Share- Diluted
Net income attributable to common shareholders	$0.08
Depreciation and amortization of real estate	0.21
Equity in net income of JVs	-0.01
JVs’ FFO	0.05
Gain on disposition of real estate	-0.08
Impairment of real estate and reserve of preferred equity interests	0.05

FFO (NAREIT)	$0.30

RVI disposition fees, mark-to-market adjustment (PRSUs), business interruption income and other (1)	—

Operating FFO	$0.30

(1)	The impact of these adjustments nets to a zero impact on the per share diluted calculation.

Reconciliation of Net Income (Loss) Attributable to SITE Centers to SSNOI estimates for the three and nine months ended September 30, 2019 and 2018 (in thousands):

	Estimated At SITE Centers Share (Non-GAAP)
	3Q19E	3Q18	9M19E	9M18
Net income (loss) attributable to SITE Centers	$23,630	$(8,931)	$76,697	$(66,413)
Fee income	(12,821)	(15,118)	(45,360)	(30,424)
Interest income	(4,616)	(5,055)	(13,658)	(15,412)
Interest expense	21,160	26,962	63,973	115,915
Depreciation and amortization	40,732	49,629	123,400	196,515
General and administrative	15,304	15,232	44,348	45,353
Other expense, net	322	1,454	254	99,316
Impairment charges	2,750	19,890	3,370	68,394
Hurricane property (income) loss	—	(157)	—	817
Equity in net (income) loss of joint ventures	(2,612)	2,920	(5,446)	(9,687)
Reserve of preferred equity interests	6,373	2,201	12,106	4,537
Tax expense	249	238	827	611
Gain on disposition of real estate, net	(14,497)	(124)	(31,087)	(39,643)
Income from non-controlling interests	271	239	836	1,191

Consolidated NOI	76,245	89,380	230,260	371,070
SITE Centers’ consolidated JV	(435)	(404)	(1,314)	(1,186)

Consolidated NOI, net of non-controlling interests	75,810	88,976	228,946	369,884

Net income (loss) from unconsolidated joint ventures	2,331	(7,735)	4,676	4,246
Interest expense	3,918	3,689	12,742	11,244
Depreciation and amortization	6,024	4,766	18,195	14,904
Impairment charges	—	13,182	2,453	14,028
Preferred share expense	277	313	824	954
Other expense, net	966	962	2,988	3,295
(Gain) loss on disposition of real estate, net	(10)	(3,313)	1,515	(12,638)

Unconsolidated NOI	13,506	11,864	43,393	36,033

Total Consolidated + Unconsolidated NOI	89,316	100,840	272,339	405,917
Less: Non-Same Store NOI Adjustments	(5,500)	(18,319)	(25,536)	(166,391)

Total SSNOI	$83,816	$82,521	$246,803	$239,526

SSNOI % Change	1.6%		3.0%